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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                            The Lamson & Sessions Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Without Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    513696104
                                  ------------
                                 (CUSIP Number)

                                December 31, 2005
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule 13d-1(b)
          [ ]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 Act (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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CUSIP NO.  513696104

        NAME OF REPORTING PERSONS
1       I.R.S. Identification Nos. of above Persons (Entities Only)

        The Lamson & Sessions Co. Investment Trust for Retirement Trusts
--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2             (See Instructions)                              (a)   [ ]
                                                              (b)   [ ]

--------------------------------------------------------------------------------
        SEC USE ONLY
3

--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION
4
        U.S., State of Ohio

--------------------------------------------------------------------------------

      NUMBER OF                           SOLE VOTING POWER
       SHARES                     5
BENEFICIALLY OWNED BY                       495,856
        EACH
      REPORTING
     PERSON WITH
                                 -----------------------------------------------
                                          SHARED VOTING POWER
                                  6
                                            0

                                 -----------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                  7
                                            495,856

                                 -----------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                  8
                                            0

--------------------------------------------------------------------------------

        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        495,856

--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10      (See Instructions)                                              [ ]

--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        3.3%

--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON  (See Instructions)
12
        EP

--------------------------------------------------------------------------------

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CUSIP NO. 513696104


   ITEM 1.

       (a) NAME OF ISSUER:

             The Lamson & Sessions Co.

       (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             25701 Science Park Drive, Cleveland, OH 44122

   ITEM 2.

       (a) NAME OF PERSON FILING:

             The Lamson & Sessions Co. Investment Trust for Retirement Trusts

       (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

             25701 Science Park Drive, Cleveland, OH 44122

       (c) CITIZENSHIP:

             U.S.

       (d) TITLE OF CLASS OF SECURITIES:

             Common Stock

       (e) CUSIP NUMBER:

             Not applicable

   ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable

   ITEM 4. OWNERSHIP.

       (a) AMOUNT BENEFICIALLY OWNED: 495,856

       (b) PERCENT OF CLASS: 3.3%

       (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:               495,856

           (ii)  Shared power to vote or to direct the vote:                   0

           (iii) Sole power to dispose or to direct the disposition of:  495,856

           (iv)  Shared power to dispose or to direct the disposition of:      0

   Instruction:  For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

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CUSIP NO.   513696104

   ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

   ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable

   ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable

   ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable

   ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable

   ITEM 10. CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

       The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this statement.

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CUSIP NO.   513696104

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2006

                                         /s/ James J. Abel
                                         ---------------------------------------

                                         Name:  James J. Abel, Attorney-In-Fact*
                                         ---------------------------------------


* Signed pursuant to a power of attorney, dated August 6, 1998, included as
Exhibit 24 to the Schedule 13G filed with the Securities and Exchange Commission on January 31, 2001.







       ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                    FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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